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EXHIBIT C

FUND VALUATION AND ACCOUNTING DOMESTIC PORTFOLIOS ANNUAL FEE SCHEDULE

The following schedule amends the Fund Valuation and Accounting Domestic Portfolios Annual Fee Schedule in Exhibit B of the Fund Accounting Servicing
Agreement:

Funds
-----

Potomac U.S. Plus Fund                      Potomac MidCap Plus Fund
Potomac U.S./Short Fund                     Potomac MidCap/Short Fund
Potomac OTC Plus Fund                       Potomac Total Market Plus Fund
Potomac OTC/Short Fund                      Potomac Total Market/Short Fund
Potomac Small Cap Plus Fund                 Potomac Warwick Growth Fund
Potomac Small Cap/Short Fund                Potomac Warwick Momentum Fund
Potomac Dow 30 Plus Fund                    Potomac Portfolio Strategies Fund
Potomac Dow 30/Short Fund
Potomac Japan Plus Fund
Potomac Japan/Short Fund
Potomac U.S. Government Money Market Fund

Minimum of $271,000 per fund complex for 8 funds.
Fund additions are subject to negotiation.
Fund closings reduce the minimum by 70% of the standard fee for the fund.

Plus, out of pocket expenses, including daily pricing service (See Exhibit A "Fund Valuation and Accounting Asset Pricing Cost").

All fees are billed monthly.


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Joe Redwine                                 Date


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Joe Neuberger                               Date


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Dan O'Neill                                 Date